SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ULTRA CLEAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS OF

ULTRA CLEAN HOLDINGS, INC.

Date:	May 17, 2012

Time:	Doors open at 2:30 p.m. Pacific time
Meeting begins at 3:00 p.m. Pacific time

Place:	Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025

Purposes:	•	Elect our directors

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2012

•	Hold an advisory vote on executive compensation

•	Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:	March 27, 2012 is the record date for voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. At the meeting you will hear a report on our business and have a chance to meet some of our directors and executive officers.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 17, 2012: This Proxy Statement, along with our 2011 Annual Report to Stockholders, is available on the following website: https://materials.proxyvote.com/90835V Whether you expect to attend the meeting or not, please vote electronically via the Internet or by telephone or by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Clarence Granger

Chairman and Chief Executive Officer

April 20, 2012

ULTRA CLEAN HOLDINGS, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

May 17, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason our Board of Directors is requesting that you permit your shares of common stock to be represented at our 2012 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting. The date of this proxy statement is April 20, 2012. The proxy statement and form of proxy are first being mailed to our stockholders on or about April 23, 2012.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 17, 2012: This Proxy Statement, along with our 2011 Annual Report to Stockholders are available on the following website: https://materials.proxyvote.com/90835V

General Information

Ultra Clean Holdings, Inc., referred to in this proxy statement as “Ultra Clean”, the “Company” or “we”, is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held May 17, 2012 at 3:00 p.m., Pacific time or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025.

Who May Attend and Vote at Our Annual Meeting

All holders of our common stock, as reflected in our records at the close of business on March 27, 2012, the record date for voting, may attend and vote at the meeting. To attend the annual meeting, you must present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must also provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

Each share of common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 23,793,875 shares of our common stock, $0.001 par value.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name”.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record, we are sending paper copies of the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us by mailing the enclosed proxy card, voting on the Internet or by telephone, or to vote in person at the annual meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement is being forwarded to you by or on behalf of your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote by following the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.

How to Vote

You may vote in person at the meeting or by proxy. You may vote by proxy over the Internet, by telephone or by mail if you complete and return the enclosed proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by us for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

If you give us your proxy but do not specify how your shares shall be voted on a particular matter, your shares will be voted:

•	FOR the election of each of the named nominees for director;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

•	FOR the approval of the compensation of our named executive officers; and

•	with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

Changing Your Vote

You have the right to revoke your previously submitted proxy at any time before your proxy is exercised at the annual meeting.

You may revoke your proxy by resubmitting your vote on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, by attending the meeting and voting in person or by giving written notice to our Secretary that you wish to revoke your previously submitted proxy.

Important Notice Regarding Delivery of Stockholder Documents

Only one proxy statement, annual report and set of accompanying materials, if applicable, is being delivered by us to multiple stockholders sharing an address, who have consented to receiving one set of such materials, until we receive contrary instructions from one or more of such stockholders. We will deliver, promptly upon written or oral request, a separate copy of such materials to a stockholder at a shared address to which a single copy of such materials was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying materials and wish to receive a single copy of such materials, should submit a request to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call 800-542-1061.

Attending in Person

Any stockholder of record may vote in person at the annual meeting of our stockholders. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring a proxy from your broker, bank or nominee.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, stockholders entitled to cast a majority of the votes at a meeting of stockholders must be represented at the meeting, either in person or by proxy. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself.

Election of Directors. The election of directors requires a plurality of the votes cast “for” the election of directors. “Plurality” means that the five nominees who receive the highest number of votes will be elected as directors. In the election of directors, votes may be cast in favor of or withheld from any or all nominees. Brokers do not have discretionary authority to vote shares without instructions from beneficial owners in the election of directors. Therefore, beneficial owners who are not stockholders of record and who want their vote to be counted in the election of directors must give voting instructions to their bank, broker or nominee before the date of the annual meeting.

Ratification of the appointment of our independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. We believe that the ratification of our independent registered public accounting firm is a routine proposal for which brokers may vote shares held on behalf of beneficial owners who have not given voting instructions with respect to that proposal.

Advisory vote on the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to approve, by an advisory vote, the compensation of our named executive officers for fiscal 2011. The advisory vote on the compensation of our named executive officers is not considered a routine proposal; therefore brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.

Approval of any other matter properly submitted to the stockholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information as of March 30, 2012 regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock by:

•	each person or group known by us to own beneficially more than five percent of our common stock;

•	each of our directors and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, and shares of restricted stock that vest, within 60 days of March 30, 2012. Shares issuable pursuant to the exercise of stock options, and shares of restricted stock that vest, in the 60 days following March 30, 2012 are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, or shares of restricted stock, but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 23,794,929 shares of common stock outstanding as of March 30, 2012.

The address of each of the named individuals in the table below is c/o Ultra Clean Holdings, Inc., 26462 Corporate Avenue, Hayward, CA 94545. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
Austin W. Marxe and David M. Greenhouse (1)	3,049,000	13.3%
527 Madison Avenue, Suite 2600 New York, NY 10022
Royce & Associates, LLC (2)	2,857,000	12.5%
745 Fifth Avenue New York, NY 10151
BlackRock, Inc. (3)	1,231,309	5.39%
40 East 52nd Street New York, NY 10022
Named Executive Officers and Directors
Clarence L. Granger (4)	928,585	3.90%
Leonid Mezhvinsky (5)	197,502	*
Deborah Hayward (6)	193,025	*
Bruce Wier (7)	121,309	*
Kevin C. Eichler (8)	151,101	*
Susan H. Billat (9)	73,500	*
David ibnAle (10)	57,500	*
John Chenault (11)	30,000	*
Ginetto Addiego	35,643	*
All executive officers and directors as a group (9 persons) (12)	1,788,165	7.51%

*	Less than 1%.

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 24, 2012.

(2)	Based on a Schedule 13G/A filed with the SEC on January 23, 2012.

(3)	Based on a Schedule 13G filed with the SEC on February 8, 2012.

(4)	Includes 626,657 shares subject to common stock options exercisable within 60 days of March 30, 2012.

(5)	Includes 7,500 restricted stock awards that vest on May 16, 2012.

(6)	Includes 171,250 shares subject to common stock options exercisable within 60 days of March 30, 2012.

(7)	Includes 56,875 shares subject to common stock options exercisable within 60 days of March 30, 2012.

(8)	Includes 68,750 shares of common stock shares subject to common stock options exercisable within 60 days of March 30, 2012.

(9)	Includes 7,500 restricted stock awards that vest on May 16, 2012 and 30,000 shares of common stock options exercisable within 60 days of March 30, 2012.

(10)	Includes 7,500 restricted stock awards that vest on May 16, 2012 and 22,500 shares of common stock options exercisable within 60 days of March 30, 2012.

(11)	Includes 7,500 restricted stock awards that vest on May 16, 2012.

(12)	Includes 976,032 shares subject to common stock options exercisable within 60 days of March 30, 2011 and 30,000 restricted stock awards that vest on May 16, 2012.

At the close of business on March 27, 2012, the record date, we had 23,793,875 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters properly submitted for a stockholder vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) requires our directors and executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the Securities and Exchange Commission regarding ownership of, and transactions in, our equity securities. We have reviewed copies of the reports we received and written representations from the individuals required to file the reports.

Based solely on our review of such reports and representations, except as described in the following paragraph, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the year ended December 30, 2011.

The following is a list of all reports that we are aware were not filed on a timely basis

•	On November 29, 2011 a Form 4 was filed reporting three late transactions for Dr. Addiego.

•	On January 18, 2011 a Form 4 was filed reporting two late transactions for Ms. Hayward.

•	On June 06, 2011 a Form 4 was filed reporting two late transactions for Mr. Mezhvinsky.

•	On May 20, 2011 a Form 4 was filed reporting six late transactions for Mr. Mezhvinsky.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Deadline for Receipt of Stockholder Proposals

If you wish to submit a proposal for inclusion in the proxy statement for our 2013 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at the address below no later than December 21, 2012. Stockholders intending to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, including for the election of director nominees, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal at the address below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, in which case notice must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to such meeting or the 10th day following the public announcement of the date of such meeting). Therefore, we must receive notice of such proposal for the 2013 Annual Meeting of Stockholders no earlier than January 17, 2013 and no later than February 16, 2013, otherwise such notice will be considered untimely and we will not be required to present it at the 2013 Annual Meeting of Stockholders. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Contacting Ultra Clean

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

• By telephone:	510-576-4400

• By fax:	510-576-4401

• In writing at our principal executive offices:	Secretary Ultra Clean Holdings, Inc. 26462 Corporate Avenue Hayward, CA 94545

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors shall be elected at the annual meeting of our stockholders, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the nominees for director named below. All of these nominees currently serve as our directors.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one.

Name	Position/Office Held With the Company	Age	Director Since
Clarence L. Granger	Chief Executive Officer, Chairman of the Board and Nominee for Director	63	2002
Susan Billat	Director and Nominee for Director	61	2004
John Chenault	Director and Nominee for Director	64	2009
David T. ibnAle	Director and Nominee for Director	40	2002
Leonid Mezhvinsky	Director and Nominee for Director	58	2007

Set forth below is information about each of our nominees for director:

Clarence L. Granger has served as our Chairman & Chief Executive Officer since October 2006, as our Chief Executive Officer since November 2002, as our Chief Operating Officer from March 1999 to November 2002 and as a member of our Board of Directors since May 2002. Mr. Granger served as our Executive Vice President and Chief Operating Officer from January 1998 to March 1999 and as our Executive Vice President of Operations from April 1996 to January 1998. Prior to joining Ultra Clean in April 1996, he served as Vice President of Media Operations for Seagate Technology, which designs, manufactures, markets and sells hard disk drives, from 1994 to 1996. Prior to that, Mr. Granger worked for HMT Technology, a supplier of high-performance thin-film disks, as Chief Executive Officer from 1993 to 1994, as Chief Operating Officer from 1991 to 1993 and as President from 1989 to 1994. Prior to that, Mr. Granger worked for Xidex as Vice President and General Manager, Thin Film Disk Division, from 1988 to 1989, as Vice President, Santa Clara Oxide Disk Operations, from 1987 to 1988, as Vice President, U.S. Tape Operations, from 1986 to 1987 and as Director of Engineering from 1983 to 1986. Mr. Granger holds a master of science degree in industrial engineering from Stanford University and a bachelor of science degree in industrial engineering from the University of California at Berkeley. Mr. Granger is our Chief Executive Officer and has been with our company for 14 years. Our Board of Directors values his perspective as the leader of our strategic planning process as well as his intimate knowledge of our employee base, operations, customers, suppliers and competitive position in the semiconductor capital equipment industry.

Susan Billat has served as a director of Ultra Clean since March 2004. Since 2002, Ms. Billat has been a Principal at Benchmark Strategies, a consulting firm, which she founded in 1990. Prior to that, she was a Managing Director and Senior Research Analyst for semiconductor equipment and foundries at Robertson Stephens & Company, the former investment bank, from 1996 to 2002 and Senior Vice President of Marketing for Ultratech Stepper, a public company manufacturing semiconductor and disk drive equipment, from 1994 to 1996. Prior to 1994, Ms. Billat spent eight years in executive positions in the semiconductor equipment industry and twelve years in operations management, engineering management and process engineering in the semiconductor industry. Ms. Billat was on the board of directors of PDF Solutions, Inc. from 2003 to 2008. Ms. Billat holds bachelor and master of science degrees in physics from Georgia Tech and completed further graduate studies in electrical engineering and engineering management at Stanford University. Our Board of Directors values Ms. Billat’s extensive experience in the semiconductor industry and background in operations, marketing and investor relations. Ms. Billat qualifies as a financial expert and provides important support to the Audit Committee.

John Chenault has served as a director of Ultra Clean since June 2009. Mr. Chenault served as Chief Financial Officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, at which point he retired. Prior to that, he served as Vice President of Corporate Development from February 2005 to April 2005, Vice President of Operation and Administration from September 2003 to February 2005, Executive Vice President of Worldwide Sales and Service from February 2002 to September 2003 and Executive Vice President of Business Operations from July 1997 to January 2002. Mr. Chenault holds a bachelor of business degree in economics and a masters degree in business administration from Western Illinois University. Our Board of Directors values Mr. Chenault’s extensive management and operations experience in the semiconductor industry. As a former executive officer in various capacities at one of our major customers, Mr. Chenault brings a valuable customer facing perspective to our Board of Directors. Mr. Chenault qualifies as a financial expert and chairs the Audit Committee.

David T. ibnAle has served as a director of Ultra Clean since November 2002 and as our lead director from February 2005 to February 2007. Mr. ibnAle has been a Managing Director of TPG Growth, LLC, a private equity firm, since May 2008. From April 2007 to March 2008, Mr. ibnAle was a Partner of Francisco Partners, a private equity firm, and from December 1999 to April 2007, he was an investment professional with Francisco Partners. Prior to joining Francisco Partners, Mr. ibnAle was an investment professional with Summit Partners L.P., a private equity and venture capital firm, and prior to that he worked in the Corporate Finance Department of Morgan Stanley & Co, an investment bank. Mr. ibnAle has served on the boards of directors of Electrical Components International from 2006 to 2008, Metrologic Instruments from 2000 to 2008, Vitronics-Soltec from 2006 to 2008, Universal Instruments from 2006 to 2008 and Mitel Communications from 2007 to 2008. Mr. ibnAle holds an A.B. in public policy and an A.M. in international development policy from Stanford University and a masters degree in business administration from the Stanford University Graduate School of Business. Our Board of Directors values Mr. ibnAle’s experience as an investment professional, as well his experience in strategic planning and mergers and acquisitions, as he brings significant quantitative and qualitative financial experience to our Board of Directors. Mr. ibnAle qualifies as a financial expert and provides important support to the Audit Committee.

Leonid Mezhvinsky has served as a director of Ultra Clean since February 2007. Mr. Mezhvinsky served as our President from June 2006 to December 2007, following our acquisition of Sieger Engineering, Inc. He has more than two decades of management experience and in-depth knowledge of machine shop, electro mechanical assemblies and system integration utilized in semiconductor, medical and biotech OEM products. Prior to joining Ultra Clean, Mr. Mezhvinsky was President and Chief Executive Officer of Sieger Engineering, Inc. which he joined in 1982. Mr. Mezhvinsky holds the equivalent of a bachelor of science in Industrial Automation from College of Industrial Automation, Odessa, Ukraine. Mr. Mezhvinsky brings to our Board of Directors substantial operational experience. As the former president of Sieger Engineering, which is now a part of our company, he has a deep understanding of our competitors, suppliers, products and customers.

There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings between any of our directors and us pursuant to which such director was or is to be selected as a director or nominee. Information related to the compensation of our Board of Directors can be found under “––Director Compensation” below.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal One.

Structure of Board of Directors and Corporate Governance Information

Director Independence. We are required to comply with the director independence rules of the NASDAQ Stock Market (“NASDAQ”) and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the audit committee, compensation committee and nominating and corporate governance committees be composed solely of independent directors.

Our Board of Directors has determined that Susan Billat, John Chenault and David T. ibnAle are each independent in accordance with applicable NASDAQ and SEC rules. Accordingly, a majority of our Board of Directors is independent as required by NASDAQ rules.

Director Responsibilities. We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of five directors. During 2011, there were four meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. Each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during 2010.

Board Leadership Structure. Our corporate governance guidelines allow for the flexibility to combine or separate the offices of chairman and the chief executive officer to best serve the interests of the Company and its stockholders. We currently have a board leadership structure under which our CEO also serves as Chairman of our Board of Directors. Our Board of Directors believes this structure is, and has been, an efficient and successful leadership model for the Company promoting clear accountability and effective decision-making. Our Board of Directors believes that Mr. Granger has conducted his duties as Chairman effectively to date. Our Board of Directors recognizes that a different leadership model may be warranted under different circumstances. Accordingly, our Board of Directors periodically reviews its leadership structure.

The Board also continually reviews the need for effective independent oversight. Each member of each of our Board of Director’s standing committees is an independent director, and each independent director is actively involved in independent oversight. Our independent directors meet in executive session during each regularly scheduled quarterly meeting of our Board of Directors and periodically evaluate our Chairman and Chief Executive Officer. All directors have unrestricted access to management at all times and frequently communicate with the Chief Executive Officer and other members of management on a variety of topics. Given the above factors, our Board of Directors has determined that our leadership structure is appropriate and has not deemed it necessary or valuable to appoint an independent lead director at this time.

Corporate Governance. Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our corporate governance guidelines and our code of business conduct and ethics as well as the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee are available on our website at http://www.uct.com/investors/corporate_governance.htm.

Communicating with our Board of Directors. Any stockholder wishing to communicate with our Board of Directors may send a letter to our Secretary at 26462 Corporate Avenue, Hayward, CA 94545. Communications intended specifically for non-employee directors should be sent to the attention of the chair of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance. Our Board of Directors has adopted a policy that all members should attend each annual meeting of stockholders when practical. All of our directors attended the 2011 annual meeting of stockholders.

Risk Oversight

Our Board of Directors plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors regularly reviews reports from the management team on areas of material risk to the Company, including operational, financial, legal and strategic risks. Each of the committees of our Board of Directors also oversees the management of company risks that fall within the committee’s areas of responsibility. The Audit Committee periodically reviews risks associated with financial reporting and internal controls, as well as risks associated with liquidity, customer credit, inventory reserves and insurance coverage. The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure and corporate governance. The Compensation Committee assists the Board in reviewing whether any material risks arise from our compensation programs and in overseeing risks associated with succession planning for our executives.

Committees of our Board of Directors

Our Board of Directors has three principal committees. The following describes for each committee its current membership, the number of meetings held during 2011 and its mission:

Audit Committee. Among other matters, the Audit Committee:

•	hires and replaces our independent registered public accounting firm as appropriate;

•

evaluates the independence and performance of our independent registered public accounting firm, reviews and pre-approves any audit and non-audit services provided by our independent registered public accounting firm and approves fees related to such services;

•	reviews and discusses with management, the internal auditors and our independent registered public accounting firm our financial statements and accounting principles;

•	oversees internal auditing functions and controls; and

•	prepares the Audit Committee report required by the rules of the SEC.

A copy of the Audit Committee’s charter is available on our website at http://www.uct.com/investors/corporate_governance.htm.

The current members of the Audit Committee are John Chenault (chair), Susan Billat and David T. ibnAle. Our Board of Directors has determined that each member of the committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of NASDAQ for members of audit committees. The Board of Directors has also concluded that all members of the Audit Committee qualify as an audit committee financial expert as defined by SEC rules and has the financial sophistication required by NASDAQ. The Audit Committee met four times in 2010.

Compensation Committee. Among other matters, our Compensation Committee:

•	oversees our compensation and benefits policies generally, including equity compensation plans;

•	evaluates senior executive performance and reviews our management succession plan;

•	oversees and sets compensation for our senior executives; and

•	reviews and recommends inclusion of the Compensation Discussion and Analysis required to be included in our proxy statement by SEC rules.

A copy of the Compensation Committee’s charter is available on our website at www.uct.com/investors/corporate_governance.htm. The Compensation Committee’s process for deliberations on executive compensation and its engagement of an outside compensation consultant is described below under “Compensation Discussion and Analysis.”

As part of our oversight of our executive compensation program and in conjunction with the Compensation Committee, we consider the impact of our executive compensation program, and the incentives created by different elements of the executive compensation program, on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The current members of the Compensation Committee are Susan Billat (chair), John Chenault and David T. ibnAle. Our Board of Directors has determined each member of the committee is independent as defined under NASDAQ and SEC rules. The Compensation Committee met four times in 2011.

Nominating and Corporate Governance Committee. Among other matters, our Nominating and Corporate Governance Committee:

•	identifies individuals qualified to fill independent director positions and recommends directors for appointment to committees of our Board of Directors;

•	makes recommendations to our Board of Directors as to determinations of director independence;

•	evaluates the performance of our Board of Directors;

•	oversees and sets compensation for our directors; and

•	develops, recommends and oversees compliance with our corporate governance guidelines and code of business conduct and ethics.

A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.uct.com/investors/corporate_governance.htm.

The current members of the Nominating and Corporate Governance Committee are David T. ibnAle (chair) and Susan Billat. Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent as defined under NASDAQ. The Nominating and Corporate Governance Committee met once in 2011.

Consideration of Director Nominees

Director Qualifications. The Nominating and Corporate Governance Committee Charter specifies the criteria applied to director nominees. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our stockholders. In conducting its assessment the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and our Board of Directors. Although we do not have a formal policy with regard to the consideration of diversity, when identifying and selecting director nominees, the Nominating and Corporate Governance Committee also considers the impact a nominee would have in terms of increasing the diversity of our Board of Directors with respect to professional experience, skills, backgrounds, viewpoints and areas of expertise. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committee charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee (or, if the Nominating and Corporate Governance Committee is not comprised solely of independent directors, our independent directors) consider(s) various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate

Governance Committee (or our independent directors) through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee (or our Board of Directors) and may be considered at any point during the year.

Stockholder Nominees. Candidates for director recommended by stockholders will be considered by the Nominating and Corporate Governance Committee (or our independent directors). Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and our Company within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve on our Board of Directors. Stockholder recommendations, with such accompanying information, should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee at the address listed under “Information Concerning Solicitation and Voting––Contacting Ultra Clean.”

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws. The deadline and procedures for stockholder nominations are disclosed elsewhere in this proxy statement under the caption “Information Concerning Solicitation and Voting––Deadline for Receipt of Stockholder Proposals.”

Director Compensation

Employee directors do not receive any additional compensation for their service on our Board of Directors.

For fiscal 2011, each non-employee director was paid a $30,000 annual retainer fee, as well as, if applicable, a $12,000 annual fee for serving on the Audit Committee, a $5,000 annual fee per committee for serving on the Compensation and the Nominating and Corporate Governance Committees, a $20,000 annual fee for serving as chair of the Audit Committee (which includes the fee to serve on the Audit Committee) and a $10,000 annual fee for serving as chair of the Compensation and Nominating and Corporate Governance Committees (which includes the fee to serve on each committee). In fiscal 2011, on the date of our annual meeting of stockholders, each non-employee director was granted 7,500 restricted stock awards that fully vest on May 16, 2012. In 2011, the Compensation Committee reviewed the number of shares of restricted stock awards to be granted to non-employee directors based on our average stock price and the median equity compensation levels at peer companies. In addition, in May 2011, the Compensation Committee granted Mr. Chenault a one-time award of 7,500 shares of restricted stock that became fully vested on the date of grant. This award represented the balance of Mr. Chenault’s initial equity grant for joining our Board of Directors in fiscal 2009, pursuant to our policy of providing an initial equity grant of 15,000 shares of restricted stock to new directors, that was not previously granted to Mr. Chenault.

In February 2012, the Compensation Committee recommended and the Board approved that, for fiscal 2012, each non-employee director would receive a cash retainer and equity award consistent with that received for fiscal 2011, to be effective at the date of the 2012 annual meeting of stockholders. Annual fees for serving on or as chair of committees were not changed.

The following table sets forth compensation for our non-employee directors for fiscal 2011:

Name	Fees Earned or Paid In Cash ($)	Stock Awards (1), (2) ($)	Total ($)
Susan Billat (3)	57,000	81,375	138,375
John Chenault	55,000	160,350	215,350
David ibnAle (3)	57,000	81,375	138,375
Leonid Mezhvinsky	30,000	81,375	111,375

(1)	Amounts shown do not reflect compensation actually received by the directors. The amounts shown are the grant date fair value for restricted stock awards granted in fiscal 2011 computed in accordance with FASB ASC Topic 718. This value is based on the closing price of our common stock on the day preceding the grant date.

(2)	Messrs. Chenault, ibnAle, Mezhvinsky and Ms. Billat each held an aggregate of 7,500 unvested restricted stock awards at December 30, 2011.

(3)	At December 30, 2011, Ms. Billat held 30,000 outstanding stock options and Mr. ibnAle held 22,500 outstanding stock options. No stock options were granted to our directors during fiscal 2011.

Mr. Granger is not included in the table above because he received no separate compensation for services as a director during 2011. His compensation is set forth under “Executive Officer Compensation—Summary Compensation Table”.

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for our directors to more closely align the interests of our directors with those of our stockholders. The guidelines were revised in February 2010 to provide that each director should hold at least 10,000 shares of our common stock, and that each director be allowed three years from the date such director joined our Board of Directors to accumulate such number of shares of our common stock.

Certain Relationships and Related Transactions

Transactions with Management and Directors. The wife of Bruce Weir, our Sr. Vice President of Engineering and one of our named executive officers, is the sole owner of Acorn Travel, Inc., our primary travel agency. We made payments for travel-related services, which include the cost of airplane tickets, to Acorn Travel for a total of $472,000 in the year ended December 30, 2011.

The Company leases a facility from an entity controlled by Leonid Mezhvinsky, one of our directors. In the year ended December 30, 2011, we incurred rent and other expenses resulting from the lease of this facility of approximately $293,000.

Related Person Transaction Policy. Our written Related Person Transaction Policy requires our Board of Directors or the Nominating and Corporate Governance Committee to review and approve all related person transactions. Our directors and officers are required to promptly notify our Chief Compliance Officer of any transaction which potentially involves a related person. Our Board of Directors or the Nominating and Corporate Governance Committee then considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. Our Board of Directors or the Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2012. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so and are expected be available to respond to appropriate questions.

Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), in fiscal 2011 and 2010.

	Fiscal Year Ended
	December 30, 2011	December 31, 2010
Audit fees	$603,729	$610,750
Tax Fees	$155,165	$—

Audit fees consist of fees billed, or to be billed, for services rendered to us and our subsidiaries for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

Tax fees consist of fees billed for professional services for assistance regarding worldwide transfer pricing analysis and documentation.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services to be provided by our independent auditors before the auditors are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members; provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

All services described above provided by Deloitte & Touche were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2012.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that Ultra Clean specifically incorporates it by reference into such filing.

The Audit Committee serves in an oversight capacity and is not intended to be part of our operational or managerial decision-making process. Our management is responsible for preparing our consolidated financial statements, and our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those statements. The Audit Committee’s principal purpose is to monitor these processes.

The Audit Committee is currently composed of three directors, each of whom meets the requirements of applicable NASDAQ Stock Market and Securities and Exchange Commission rules for audit committee independence. The key responsibilities of our Audit Committee are set forth in our Audit Committee’s charter, which is available on our website at www.uct.com/investors/corporate_governance.htm.

The Committee regularly met and held discussions with management and Deloitte & Touche LLP in 2011. Management represented to the Audit Committee that Ultra Clean’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and the Audit Committee has reviewed and discussed the quarterly and annual earnings press releases and audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2011 with management and Deloitte & Touche LLP. The Audit Committee also discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and rule 2-07 (communications with Audit Committee) of Regulation S-X.

The Audit Committee has discussed with Deloitte & Touche LLP its independence from us and our management, including the matters, if any, in the written disclosures pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether Deloitte & Touche LLP’s provision of audit and non-audit services to us is compatible with maintaining the independence of Deloitte & Touche from us.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. We obtain these services from other service providers as needed.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2011, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Deloitte & Touche LLP as our independent auditors for 2012.

Members of the Audit Committee

John Chenault, Chair

Susan Billat

David T. ibnAle

PROPOSAL 3: ADVISORY VOTE APPROVING THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

This proposal, required pursuant to section 14A of the Exchange Act, provides you with an opportunity to cast a non-binding advisory vote approving the fiscal 2011 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. Consistent with the non-binding advisory vote of our stockholders at our 2011 annual meeting, we will hold a non-binding advisory vote on executive compensation annually until our next non-binding advisory vote on the frequency of stockholder advisory votes on executive compensation, which is required no later than our 2017 annual meeting of Stockholders. Although, as an advisory vote, this proposal is not binding on us or our Board of Directors, the Compensation Committee and our Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific short-term and long-term goals. We believe our 2011 executive compensation is appropriate. Please see the “Compensation Discussion and Analysis” beginning on page 17 for additional details about our executive compensation philosophy and programs, including information about the fiscal 2011 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2011 compensation of our named executive officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on this item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” the approval of the compensation of the named executive officers for fiscal 2011 as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement).

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to meet three principal long-term objectives:

(1)	attract, reward and retain officers and other key employees;

(2)	motivate key employees to achieve short-term and long-term corporate goals that enhance stockholder value; and

(3)	promote pay for performance, internal equity and external competitiveness.

To meet these objectives, we have adopted the following overriding compensation policies:

•	Pay compensation that is competitive with the practices of our peer group of high technology and electronics manufacturing services (EMS) companies and industry surveys; and

•	Pay for performance by:

•	offering cash incentives upon achievement of challenging performance goals; and

•

providing long-term, significant incentives in the form of stock options and other equity, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

Our Compensation Committee (the “Committee”) considers these policies in determining the appropriate allocation of long-term compensation, base salaries, annual bonus compensation and other benefits. Other considerations include our business objectives and environment, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Committee takes into consideration a number of factors related to corporate performance, as further described below, as well as competitive practices among our peer group.

Our fiscal 2011 compensation decisions reflected the state of our business, share price and the uncertainty in the global economy during fiscal 2011. Our financial results for fiscal years 2011 and 2010 reflected significantly increased demand for our products over fiscal 2009, a year when demand in our industry was significantly reduced due to extremely unfavorable global economic conditions. However, in setting fiscal 2011 compensation, the Committee recognized that the recovery in the global economy is ongoing, and that we are still exposed to risks associated with global economic fluctuations and uncertainties. Moreover, in assessing compensation increases for fiscal 2011, the Committee recognized that our named executive officers received substantial total compensation increases in fiscal 2010 as compared to fiscal 2009. In addition, in fiscal 2011, our operating results, as reported in our annual report on Form 10-K, were relatively consistent between fiscal 2011 and fiscal 2010, with sales of $452.6 million in fiscal 2011 as compared to sales of $443.1 million in fiscal 2010, and our average share price was approximately 7% lower during fiscal 2011 as compared to fiscal 2010. Based on these factors, the Committee determined to keep our target executive compensation relatively consistent with fiscal 2010, which resulted in total target executive compensation for fiscal 2011 below the 50th percentile and, in the judgment of the Committee, generally more competitive with the 25th percentile of our peer group. However, our incentive bonus plan provides our executive officers with the opportunity to receive more than their target compensation if our operating results exceed our expectations, and the value to our executive officers of their long-term equity incentive awards increases with our share price, providing our executives with further opportunity to increase the value of the compensation they ultimately realize, while aligning their incentives more closely with stockholder value. The Committee thus determined that compensation for fiscal 2011 below the 50th percentile would not materially impact our competitiveness for executive talent or our ability to retain our executive officers.

In addition, in March 2011, we hired Dr. Gino Addiego as our president and chief operating officer. Dr. Addiego was one of our named executive officers for fiscal 2011. Pursuant to Dr. Addiego’s offer letter approved by the Committee, the Company agreed to pay Dr. Addiego an annual base salary of $380,000, with an annual target bonus equal to 75% of his base salary, and to grant him an award of 240,000 restricted stock units that vests in three equal installments on the second, third and fourth anniversaries of the grant, subject to the terms and conditions of our Stock Incentive Plan. Dr. Addiego is also eligible for certain severance and change in control benefits, as described under “—Post-Termination Arrangements” below. Dr. Addiego’s compensation was based on negotiations between us and Dr. Addiego, and was not benchmarked against our peer group for fiscal 2011.

At our 2011 annual meeting of stockholders, the stockholders approved our non-binding advisory vote on our executive compensation program (“say-on-pay”). After considering our say-on-pay voting results, compensation consultant advice and other factors addressed in the following discussion, the Committee determined not to make changes to our executive compensation policies and practices as a result of the vote. The stockholders also voted to have the non-binding advisory vote appear annually in our proxy statement. Our Board of Directors considered the results of the vote and agreed with the results. Therefore, we are including the non-binding advisory vote on our executive compensation in this year’s proxy, and will have annual votes until the next stockholder vote on frequency. Executive compensation decisions for fiscal 2011 and other details are discussed below in this compensation discussion and analysis.

Process for Determining Executive Compensation

The Committee engaged Radford Surveys + Consulting (“Radford”) as its outside compensation consultant in fiscal 2011 to assist in creating and administering our compensation policies. This consultant advised the Committee on all of the principal aspects of executive compensation, including base salaries, annual and long-term incentives and perquisites, as well as other management benefits policies for fiscal 2011. The consultant advised the Committee on the designation of peer group companies, and the Committee approved the final list of peer group companies. The consultant attended meetings of the Committee regarding executive compensation and also communicated with the Committee outside of meetings. The consultant reported to the Committee rather than to management, although the consultant met with management from time to time for purposes of gathering information on proposals that management made or may make to the Committee. The Committee has the authority to replace the compensation consultant or hire additional consultants at any time.

The Committee also meets with Mr. Granger and other executives, as necessary, to obtain recommendations with respect to Company compensation programs, practices and packages. Mr. Granger makes recommendations to the Committee on executive performance, base salary, bonus targets and equity compensation for the executive team and other employees, other than himself. Although the Committee considers management’s recommendations with respect to executive compensation, the Committee makes all final decisions on executive compensation matters. The Committee has also typically sought input from its independent compensation consultant prior to making any final determinations.

Mr. Granger attends most of the Committee’s meetings, but the Committee also holds executive sessions not attended by any members of management or non-independent directors. The Committee deliberates and makes decisions with respect to Mr. Granger’s performance and compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate some of its responsibilities to subcommittees. The Committee has not delegated authority with respect to the compensation of executive officers. The Committee has delegated to Mr. Granger the authority to grant equity awards to employees below the level of corporate vice president under guidelines approved by the Committee and to make salary adjustments and short-term bonus decisions for employees (other than certain officers) under guidelines approved by the Committee.

Elements of Compensation

The following are the primary elements of our executive compensation program:

(i)	base salary;

(ii)	annual performance-based cash incentive opportunities;

(iii)	long-term incentives through equity awards; and

(iv)	retirement and welfare benefit plans, including a deferred compensation plan, a 401(k) plan, limited executive perquisites and other benefit programs available generally to all employees.

We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For example, base salary and bonus target percentage are set with the goal of attracting employees and adequately compensating and rewarding them for their individual performance, level of responsibility, time spent with the Company and the Company’s annual financial results, while our equity programs are geared toward providing incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Committee reviews base salary, cash incentive programs and long-term incentive programs on at least an annual basis. Other programs are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Base Salary and Annual Incentive Bonus

Base salaries and cash bonuses are a significant portion of our executive compensation package. We believe this helps us remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to motivate officers to achieve the Company’s business goals. The Committee has historically determined each officer’s target total annual cash compensation (salary and bonuses) after reviewing similar compensation information from a group of peer companies. The selected peer group for fiscal 2011 included a broad range of companies in the high technology and EMS industries with whom we compete for executive talent. For fiscal 2011, the Committee considered major high technology and EMS competitors for executive talent and companies of at least a similar size and scope to us, as measured by market capitalization, revenue, net income and total stockholder return. The Committee has annually reviewed and determined the peer group companies. For fiscal 2011, the peer group consisted of the following companies:

•	Advanced Energy

Industries

•	Brooks Automation

•	CTS Corporation

•	DDi Corporation

•	Entegris Inc.
•	Intevac Inc.

•	Mattson Technology

•	MKS Instruments Inc.

•	Multi-Fineline Inc.

•	RadiSys
•	SMTC Corporation

•	TTM Technologies Inc.

•	Zygo Corporation

Data on the compensation practices of this peer group generally is gathered through searches of publicly available information, including publicly available databases. Because publicly available information does not typically include information regarding target cash compensation, we also relied upon a compensation survey prepared by Radford, the Committee’s outside consultant, to benchmark target cash compensation levels against the above peer group. Peer group data is gathered with respect to base salary, bonus targets, equity awards and perquisites, as well as other management benefits policies.

Our long-term goal is to target total compensation, including base salaries, cash incentive awards and equity awards near the 50th percentile among the peer group. In achieving this, our goal is to allocate total compensation such that cash compensation (including base pay and annual bonus) falls between the 25th and 50th percentile among the peer group, and time and performance based equity awards, which provide our executives with long-term incentives, fall between the 50th and 75th percentile of the peer group. However, in determining executive compensation, the Committee also considers other factors such as job performance, responsibilities, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Positioning cash compensation below the 50th percentile of peer companies combined with targeting total compensation (including equity) near the 50th percentile, and therefore providing higher incentive compensation opportunity, promotes pay for performance that is balanced over the short and long term while controlling cash and fixed costs, rewarding goal achievement and allowing total compensation to be more competitive as a whole. In setting executive compensation, including the performance goals upon which certain components of our executive compensation is based, the Committee also takes account of the cyclical nature of our business and the state of our industry and the economy in general. Notwithstanding our long-term compensation goals and the improvement in our results of operation and share price in fiscal years 2011 and 2010 compared to fiscal 2009, the Committee recognized that there was continued uncertainty in the global economy in setting fiscal 2011 compensation, and thus the Committee determined an appropriate level of total compensation for our named executive officers for fiscal 2011 that was generally below the 50th percentile of our peer group.

Base Salaries. The Committee generally reviews salary levels each year in the context of peer group data, industry surveys and our compensation philosophy and sets salaries that are appropriate to achieve the desired market positioning for each executive. As reflected in the summary compensation table below, base salary increases for our named executive officers, other than our recently hired president and chief operating officer, ranged from 2.5% for our chief executive officer to 6.6% for our senior vice president of sales. These increases are consistent with our overall compensation philosophy to set base salaries for our named executive officers at levels at or below the 50th percentile for comparable positions at peer companies. Even after the increases, base salaries for our chief executive officer, senior vice president of sales and senior vice president of engineering were below the 25th percentile of our peer group for fiscal 2011, and the base salary for our chief financial officer approximated the 50th percentile, due to the significance of his role in our overall management for fiscal 2011 and the correlation of his responsibilities with our overall corporate operating performance. Overall, the Committee determined that the base salary increases were modest in comparison to our peer group yet appropriate to retain our executives in a period of continued economic uncertainty. Dr. Addiego, our president and chief operating officer, was hired during fiscal 2011 at a base salary of $380,000, which was pro rated over the portion of the year he served with us. Dr. Addiego’s base salary was approved by the Committee based on negotiation with Dr. Addiego and was not benchmarked to our peer group for fiscal 2011.

Incentive Bonuses. Our named executive officers, other than our senior vice president of sales, participate in our Management Bonus Plan, which awards the named executive officers with cash incentives in the event we achieve specified levels of operating income. The Committee has reviewed bonus targets at least annually in light of peer group and industry data and our financial results. In fiscal 2011, we paid cash incentive bonuses on the basis of the quarterly achievement of operating income for fiscal 2011, as follows:

Fiscal 2011
Operating Income as a Percentage of Revenue	Percentage of Operating Income Distributed as Cash Incentive Compensation
1.0%	0.0%
2.0%	0.0%
3.0%	3.0%
4.0%	5.0%
5.0%	6.0%
6.0%	6.2%
7.0%	6.5%
8.0%	7.5%
9.0%	8.5%
10.0%	9.0%
11.0%	9.0%

Bonuses under the Management Bonus Plan are calculated and paid on a quarterly basis. Each quarter, we calculate the total available pool of cash incentive bonuses using the “Percentage of Operating Income Distributed as Cash Incentive Compensation” per the table above. For the four quarters of fiscal 2011, our aggregate quarterly bonuses were paid based on the following:

Quarter in fiscal 2011	Operating Income as a Percentage of Revenue	Percentage of Operating Income Distributed as Cash Incentive Compensation
First	6.5%	6.4%
Second	7.1%	6.6%
Third	4.1%	5.1%
Fourth	2.1%	—

Once the available pool is determined for a given fiscal quarter as described above, the pool is then allocated among the participants in the plan, including our participating named executive officers, in accordance with each individual participant’s target bonus, which is calculated as a percentage of base salary. For fiscal 2011, the target bonus for each of our named executive officers was as follows:

Named Executive Officer	Target Bonus as a Percentage of Base Salary
Clarence L. Granger	100%
Gino Addiego (1)	75%
Kevin C. Eichler	70%
Bruce C. Wier	35%

(1):	Dr. Addiego joined our Company in March 2011 and became eligible to participate in the Management Bonus Plan beginning in our second quarter of fiscal 2011. Dr. Addiego’s target bonus was determined based on negotiations between us and Dr. Addiego and was approved by the Committee.

If the available pool is not sufficient to allocate each participant their target bonus for the quarter, then the available pool is allocated among each participant in the plan based on the ratio of that participant’s target bonus to the aggregate of target bonuses for all participants. If the available pool exceeds the amount necessary to allocate each participant their target bonus, then the excess is allocated among participants in the same manner as shortfalls. The maximum allowable bonus under the plan is two times a participant’s target annual bonus.

The Committee believes that operating income is the most appropriate metric upon which to base cash incentive bonuses due to the fact that it is highly correlated with both revenue growth and profitability, as well as being the measure of operating results for which our executives can be held most accountable, and thus is the most effective measure of their overall performance. The Committee also believes operating income to be an appropriate metric based on its historical correlation with our public share price.

Target bonuses as a percentage of base salary are reviewed and approved on an annual basis for each named executive officer and established based on each named executive officer’s level of responsibility within the organization. For example, the Committee determined that a 100% target was appropriate for Mr. Granger (up from 70% for fiscal 2010) due to his role in steering our company as our chief executive officer, and in order to more closely align Mr. Granger’s total target cash compensation with the 25th percentile of our peer group. The target for Mr. Eichler was set at 70% (up from 60% for fiscal 2010), which is between the 50th and 75th percentile of our peer group, due to the significance of his role in our overall management for fiscal 2011 and the correlation of his responsibilities with our overall corporate operating performance. Dr. Addiego’s target bonus was set at 75% of his base salary, which was determined by the Committee based on negotiations with Dr. Addiego and to reflect Dr. Addiego’s responsibilities as our second most senior executive. Dr. Addiego was hired after our peer group review and his incentive compensation was not benchmarked against our peers for fiscal 2011. Overall, the Committee set target bonuses at a significant proportion of base salary, in order to tie a significant proportion of cash compensation to performance while recognizing the cyclical nature of our business and the risk to our business of the continued macro-economic uncertainty. Although total cash compensation was below the 25th percentile for each named executive officer whose compensation we benchmarked, other than our chief financial officer, the Management Bonus Plan provides increased cash payments to such executives if our Company achieves results above targets, providing our executives an opportunity to achieve higher cash compensation for performance above expectations.

We intend the performance goals to be challenging and to reflect strong corporate performance. To help achieve our goal of retaining key talent, an executive must remain an employee through the time the bonus is paid in order to be eligible for any bonus under the Management Bonus Plan.

Generally, bonuses are paid under our Management Bonus Plan only if the performance goals described above, which the Committee sets at the beginning of the fiscal year, are achieved, although the Committee retains the ability to revise performance measures during the year or to adjust bonuses based on extraordinary events or individual performance. Bonuses for fiscal 2011 were paid out in accordance with the performance goals described above, without adjustment.

Ms. Hayward, our senior vice president of sales, is paid cash incentive compensation through our Sales Incentive Plan rather than our Management Bonus Plan. Ms. Hayward earns sales commissions based on our achievement of sales and operating margins. The Committee determined that sales and operating margins, rather than operating income, were the most appropriate metrics upon which to measure Ms. Hayward’s performance, and are also consistent with our objective to grow our business while simultaneously increasing profitability. The Committee determined that the performance targets under the Sales Incentive Plan were challenging but achievable with strong performance by our sales team for fiscal 2011, as shown by Ms. Hayward’s cash incentive compensation in fiscal 2011 and 2010, which increased significantly as our revenue and profitability increased as compared to fiscal 2009. Ms. Hayward’s sales and operating margin goals were set to target a commission level for fiscal 2011, as a percentage of base salary, consistent with fiscal 2010 and which approximates the 25th percentile of our peer group. Ms. Hayward’s actual cash incentive compensation for fiscal 2011 was also consistent with fiscal 2010 based on our sales and operating margin performance for fiscal 2011 being generally consistent with fiscal 2010, as reflected in our Annual Report on Form 10-K for fiscal 2011.

Long-Term Incentive Compensation

Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us in a very competitive labor market. We have historically targeted the initial grant date fair value of equity awards to be in the 50th to 75th percentile of the peer group described above, based on information gathered from publicly available sources supplemented by survey data provided by Radford. Our long-term philosophy, as stated earlier, is to target lower than median base salaries and target bonus rates compared to our peer group, resulting in lower than median total cash compensation, but then offset lower cash compensation by targeting equity awards at a higher percentile of the peer group. This philosophy is consistent with our pay for performance practice and focuses total executive compensation on the creation of long-term stockholder value. The Committee regularly monitors the changes in the business environment in which we operate and periodically reviews changes to our equity compensation program to help us meet our goals, which include the achievement of long-term stockholder value.

Types of Equity Awards. We provide long-term equity incentive compensation through awards of stock options and/or restricted stock units.

In fiscal 2011, we granted restricted stock units, or RSUs, which we believe are effective in retaining and motivating employees because they provide a predictable, tangible value to employees while also serving as an incentive to increase the value of our stock. Restricted stock units are also an efficient way for us to reduce the dilutive effects of equity awards. We grant both time-based and performance-based restricted stock units to our executive officers. The Committee believes this combination provides a balance between awards that provide high incentive value (in the form of performance units, which will only vest if we meet performance criteria combined with service requirements) and awards that provide high retention value (in the form of time-based restricted stock units, which will have at least some value over time while imposing continued service requirements, and allowing time-based vesting of the performance units earned).

The number of equity awards the Committee grants to each officer is determined based on a variety of factors, including market data collected regarding the equity grant ranges for the peer companies listed above, industry surveys and our long-term goal to award grants between the 50th to 75th percentile of this group, as well as the performance evaluation of each executive by Mr. Granger and the Committee’s performance evaluation of Mr. Granger. Mr. Granger evaluates the performance of each member of the executive team that reports to him based on a number of factors, including the individual’s accomplishments during the prior fiscal year and over the course of his or her service, how effectively the individual reflects Company values, and the feedback regarding the executive from other employees who have an interest in or are affected by the executive’s job performance.

In deciding the awards for fiscal 2011, the Committee (in consultation with Mr. Granger) considered the above factors, as well as the impact of continued uncertainty in the macro-economy and the cyclical nature of our business. Mr. Granger and the Committee discussed the use of long-term equity awards as a means to retain and incentivize executives as well as our long-term, overall target of providing total compensation competitive with the 50th percentile of our peer group. Following such discussion, the Committee decided to grant additional long-term equity awards to named executives officers. However, as noted above, due to the continued uncertainty in the macro-economy, the Committee determined to grant equity awards for fiscal 2011 that the Committee determined were competitive with the 25th to 50th percentile of our peer group, and at amounts lower than in fiscal 2010, such that our total compensation remained below the 50th percentile of our peer group for each of our named executive officers, other than Dr. Addiego. The number of equity awards granted to each named executive officer was based on the subjective judgment of the Committee, after considering each named executive officer’s level of responsibility within the organization. Dr. Addiego’s equity award for fiscal 2011 represents his initial equity award upon joining us in March 2011, and was determined by the Committee based on negotiations with Dr. Addiego. The Committee determined that Dr. Addiego’s initial equity grant was appropriate to recruit an executive of Dr. Addiego’s caliber and to recognize his responsibilities as our second most senior executive.

Dr. Addiego was hired after our peer group review was complete and his equity award was not benchmarked against our peers for fiscal 2011. The equity awards granted during fiscal 2011 to our named executive officers are set forth in detail under “Grants of Plan-Based Awards” below. Other than for Dr. Addiego, all equity awards granted to our named executive officers in fiscal 2011, including awards of performance-based RSUs earned upon achievement of performance milestones, vest over a period of 3 years from the grant date, with one-third of each award vesting at the end of each year during the vesting period. Dr. Addiego’s initial equity award vests as to one-third of the shares subject to the award each year, beginning on the second anniversary of the date of grant

In allocating equity awards between time-based and performance-based awards, the Committee considered each named executive officer’s level of responsibility, and the relationship between that named executive officer’s performance and our public share price. The Committee determined that 50 percent of the equity awards to our chief executive officer and chief financial officer would consist of performance-based awards because their roles focus more on overall corporate performance, and 25 percent of the equity awards to our other named executive officers would consist of performance-based awards. Performance-based awards granted in fiscal 2011 to our named executive officers are earned according to the following performance criteria:

% earned	0%		60%	65%	70%	75%	80%	85%	90%	95%	100%
Operating income (in thousands)	below $	22,660	$22,660	$24,549	$26,437	$28,325	$30,214	$32,102	$33,990	$35,879	$	above 37,767

The Committee determined, based on the above, that 65% of the performance-based awards granted to our named executive officers in fiscal 2011 were earned in 2011, subject to continued time-based vesting as described above.

Grant Practices. We have implemented procedures to regularize our equity award grant process, such as making new hire grants and annual executive grants on the same day each month. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Because our equity awards typically vest over multiple years, we believe recipients are motivated to see our stock price rise in the long-term rather than benefit from an immediate but short-term increase in the price of our stock following a grant.

Other Benefit Plans

Deferred Compensation. We maintain a non-qualified deferred compensation plan, which allows eligible employees, including executive officers and directors, to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. This plan gives highly compensated employees the opportunity to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that deferred compensation is a competitive practice to enable us to attract and retain top talent. We do not make matching or other employer contributions to the deferred compensation plan because we believe the deferral opportunity is enough of a benefit on its own.

Executive Perquisites. In addition to health care coverage that is generally available to our other employees, our executive officers are eligible for annual physical examinations more extensive than under the Company’s standard plans. Mr. Granger and employees in sales and marketing also receive a car allowance.

Other Benefits. We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. For example, our retirement plan is a tax-qualified 401(k) plan, which is a broad-based employee plan. Under the 401(k) plan, all participating employees (including executive officers) are eligible to receive limited matching contributions that are subject to vesting over time.

The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Post-Termination Arrangements

Our post-termination arrangements are described in this proxy statement below. We believe the severance benefits under these agreements or policies are reasonable in amount, and provide a protection to key executive officers who would be likely to receive similar benefits from our competitors. The Committee reviews the potential costs and triggering events of employment and severance agreements and policies before approving them and will continue to consider appropriate and reasonable measures to encourage retention.

Accounting and Tax Considerations

In designing its compensation programs, the Committee generally considers the accounting and tax effects as well as direct costs. For example, we intend to limit the accounting expense for our equity compensation programs in an amount determined by the Committee from time to time. When determining how to apportion between differing elements of compensation, the goal is to meet our compensation objectives while maintaining cost neutrality. For example, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program based on our determination of the affordability level. We recognize a charge to earnings for accounting purposes when equity awards are granted. The Committee considers the impact to dilution and overhang when making decisions pertaining to equity instruments.

We do not require executive compensation to be tax deductible for the Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of Ultra Clean has reviewed and discussed the Compensation Discussion and Analysis, which appears in this proxy statement, with the management of Ultra Clean. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ultra Clean’s proxy statement.

Members of the Compensation Committee

Susan Billat, Chair

John Chenault

David T. ibnAle

Summary Compensation Table

The following table shows compensation information for the three most recently completed fiscal years for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers as of December 30, 2011 (collectively, our “named executive officers”):

Name and Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Clarence L. Granger	2011	428,269	639,000	—	368,780	11,600	(3)	1,447,649
Chief Executive Officer	2010	418,021	672,750	—	269,692	11,129		1,371,592
	2009	281,840	—	100,400	—	14,128		396,368

Dr. Gino Addiego (8)	2011	301,077	2,524,800	—	118,124	3,564	(4)	2,947,565
President & Chief Operating Officer

Kevin C. Eichler	2011	312,058	298,200	—	197,180	3,459	(5)	810,897
Senior Vice President & Chief Financial Officer	2010	300,000	356,800	—	163,175	3,266		823,241
	2009	99,692	396,000	232,700	—	1,189		729,581

Deborah E. Hayward	2011	192,510	138,450	—	149,929	11,112	(6)	492,001
Senior Vice President, Sales	2010	180,491	179,400	—	151,243	11,689		522,823
	2009	153,117	—	30,120	92,812	10,319		286,368

Bruce C. Wier	2011	231,243	85,200	—	75,570	8,596	(7)	400,609
Senior Vice President, Engineering	2010	223,872	134,550	—	71,031	8,501		437,954
	2009	189,710	—	15,060	—	5,654		210,424

(1)	Amounts shown do not reflect compensation actually received by the named executive officers. The amounts in this column represent the aggregate grant date fair value for grants made in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal 2011, filed with the SEC on April 22, 2011. For all stock awards, the value is based on the closing price of our common stock on the day preceding the grant date. For stock awards subject to performance conditions, the value at the grant date is also based upon targeted 100% achievement for fiscal 2011. The values of each fiscal 2011 award at the grant date is disclosed below under “Grants of Plan-Based Awards.” Because the relevant performance goals were expected to be achieved at the date of grant, the values of the performance awards at the grant date assuming that the highest level of performance conditions will be achieved is the same as the amount included in the table.

(2)	Amounts consist of cash incentive bonuses under our Management Bonus Plan and, for Ms. Hayward, sales commissions under our Sales Incentive Plan.

(3)	This amount consists of: (a) matching contributions of $6,411 under our 401(k) Plan; (b) payment on behalf of Mr. Granger of $1,278 in long-term disability and life insurance premiums; and (c) $3,911 in car allowance.

(4)	This amount consists of: (a) matching contributions of $2,499 under our 401(k) Plan; and (b) payment on behalf of Dr. Addiego of $1,065 in long-term disability and life insurance premiums.

(5)	This amount consists of: (a) matching contributions of $2,181 under our 401(k) Plan; and (b) payment on behalf of Mr. Eichler of $1,278 in long-term disability and life insurance premiums.

(6)	This amount consists of: (a) matching contributions of $2,822 under our 401(k) Plan; (b) payment on behalf of Ms. Hayward of $1,790 in long-term disability and life insurance premiums; and (c) $6,500 in car allowance.

(7)	This amount consists of: (a) matching contributions of $5,057 under our 401(k) Plan; and (b) payment on behalf of Mr. Weir of $3,539 in long-term disability and life insurance premiums.

(8)	Dr. Addiego joined our Company in March 2011.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2011:

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plans (2)			All Other Stock Awards:
Name	Grant Date	Comp. Committee Action date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards($) (4)
Clarence L. Granger			$425,000	$850,000
Chief Executive Officer	02/25/2011	2/10/2011						30,000	$319,500
	02/25/2011	2/10/2011			22,500	30,000	30,000		$319,500

Dr. Gino Addiego			$285,000	$570,000
President & Chief Operating Officer	03/08/2011	2/10/2011						240,000	$2,524,800

Kevin C. Eichler			$220,500	$441,000
Sr. Vice President & Chief Financial Officer	02/25/2011	2/10/2011						14,000	$149,100
	02/25/2011	2/10/2011			12,000	14,000	14,000		$149,100

Deborah Hayward			$126,016	$252,032
Senior Vice President, Sales	02/25/2011	2/10/2011						9,750	$103,838
	02/25/2011	2/10/2011			3,000	3,250	3,250		$34,613

Bruce Wier			$81,515	$163,030
Senior Vice President, Engineering	02/25/2011	2/10/2011						6,000	$63,900
	02/25/2011	2/10/2011			2,250	2,000	2,000		$21,300

(1)	Reflects target at 100% and maximum cash award amounts pursuant to the Management Bonus Plan for 2011.

(2)	Reflects target at 100% and maximum award amounts for performance-based units. On the basis of performance criteria for fiscal year 2011, only 65% of all performance-based units were actually earned.

(3)	Represents time-based stock units issued pursuant to Compensation Committee approval.

(4)	The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. For all stock awards, the value is based on the closing price of our common stock on the day preceding the grant date. For stock awards subject to performance conditions, the value at the grant date is also based upon targeted 100% achievement for fiscal 2011.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 30, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Shares or Units That Have Not Vested (#)		Market Value as of Shares or Units That Have Not Vested ($)
Clarence L. Granger	363,323	—		$6.55	5/9/2015
	100,000	—		$8.61	5/18/2016
	80,000	—		$14.90	4/27/2017
	62,500	58,334	(1)	$1.11	2/27/2019
						30,000	(4)	183,300
						19,500	(5)	119,145
						25,000	(3)	152,750
						25,000	(8)	152,750

Gino Addiego						240,000	(7)	1,466,400

Kevin C. Eichler	58,333	41,667	(2)	$3.96	7/31/2019
						14,000	(4)	85,540
						9,100	(5)	55,601
						13,334	(3)	81,471
						13,334	(8)	81,471
						66,667	(6)	407,335

Deborah E. Hayward	11,250	—		$1.00	2/21/2013
	16,250	—		$1.00	7/29/2013
	31,250	—		$7.00	3/24/2014
	25,000	—		$6.55	5/9/2015
	20,000	—		$8.61	5/18/2016
	30,000	—		$14.90	4/27/2017
	42,500	17,500	(1)	$1.11	2/27/2019
						9,750	(4)	59,573
						2,113	(5)	12,907
						10,000	(3)	61,100
						3,334	(8)	20,371

Bruce C. Wier	20,000	—		$8.61	5/18/2016
	25,000	—		$14.90	4/27/2011
	8,750	8,750	(1)	$1.11	2/27/2019
						6,000	(4)	36,600
						1,300	(5)	7,943
						7,500	(3)	45,825
						2,501	(8)	15,281

(1)	Remaining unexercisable options vest ratably through 2/27/2013.

(2)	Remaining unexercisable options vest ratably through 7/31/2013.

(3)	1/2 of unvested units vest on 2/26/2012 and remainder vest on 2/26/2013.

(4)	1/3 of unvested units vest on 2/25/2012 and 1/3 each year thereafter.

(5)	Represents award earned based on performance for fiscal 2011. 1/3 of unvested units vest on 2/26/2012 and 1/3 each year thereafter.

(6)	1/2 of unvested units vest on 7/31/2012 and remainder vest on 7/31/2013.

(7)	1/3 of unvested units vest on 3/08/2012 and 1/3 each year thereafter.

(8)	Represents award earned based on performance for fiscal 2010. 1/2 of unvested units vest on 2/26/2012 and remainder vest on 2/26/2013.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2011, which ended on December 30, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting $ (2)
Clarence L. Granger	75,000	$699,727	32,749	$348,157
Kevin C. Eichler	—	—	46,665	$373,317
Deborah E. Hayward	10,000	$110,000	9,666	$102,703
Bruce C. Wier	73,400	$474,327	7,083	$75,267

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the fair market value of the Company’s common stock on the date of vesting multiplied by the number of stock awards vesting.

Nonqualified Deferred Compensation

We maintain a non-qualified deferred compensation plan, the Ultra Clean Holdings, Inc. 2004 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, and directors to voluntarily defer receipt of a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with realized gains on investments and interest at market rates on cash balances. We do not make matching or other employer contributions to the EDCP.

The following table shows certain information for the named executive officers under the EDCP for fiscal 2011:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Clarence L. Granger	85,068	—	(14,578)	—	410,664
Kevin C. Eichler	—	—	(6,718)	—	170,485
Bruce C. Wier	—	—	(1,961)	—	54,889

(1)	Consists of salary reported in the “Summary Compensation Table” under the columns entitled “Salary”.

(2)	Includes realized and unrealized gains (losses) and interest earned during the 2011 fiscal year.

(3)	Consists of aggregate salary deferred in applicable fiscal years and reported in the Summary Compensation Table in such years, plus the aggregate of earnings (losses) in applicable fiscal years.

Post-Termination Arrangements

Change in Control Severance Agreement with Clarence L. Granger. We entered into a Change in Control Severance Agreement with Clarence L. Granger dated July 28, 2008. If upon, or within 12 months following, a change in control, Mr. Granger is terminated without cause or he resigns for good reason, he is entitled to receive 200% of his then-current salary, plus 200% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.

Change in Control Severance Agreement with Kevin C. Eichler. We entered into a Change in Control Severance Agreement with Kevin C. Eichler dated July 31, 2009. Such agreement provides that, if upon, or within 12 months following, a change in control, Mr. Eichler is terminated without cause or he resigns for good reason, he is entitled to receive 150% of his then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards. We do not provide any tax gross-ups.

Change in Control Severance Agreement with Gino Addiego. We entered into a Change in Control Severance Agreement with Gino Addiego in March 2011. If upon, or within 12 months following, a change in control, Dr. Addiego is terminated without cause or he resigns for good reason, he is entitled to receive 150% of his then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards. We do not provide any tax gross-ups. In addition, pursuant to his offer letter, if Dr. Addiego is terminated without cause prior to the fourth anniversary of his employment date, his initial grant of 240,000 restricted stock units will become immediately fully vested, conditional on Dr. Addiego releasing us from all potential employment claims.

In the Change in Control Severance Agreements described above, “good reason” is defined as (i) a reduction in the executive’s then existing annual salary by more than 10% (other than in connection with an action affecting a majority of our executive officers), (ii) relocation of the principal place of the executive’s employment to a location more than 50 miles from the principal place of executive’s employment prior to the change in control and (iii) a material reduction in the executive’s authority, duties or responsibilities after the change in control.

The following table shows amounts that would have been paid if certain named executive officers had been terminated on December 30, 2011 in connection with a change of control:

Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($) (1)		Total Severance ($)
Clarence L. Granger	850,000	425,648	37,822	1,212,115		2,525,585
Kevin C. Eichler	472,500	180,178	27,719	926,418		1,606,815
Gino Addiego	570,000	59,062	9,334	1,466,400	(2)	2,104,796

(1)	Amounts based on our stock price as of December 30, 2011, less the option exercise price, in the case of options.

(2)	Assumes full vesting of Dr. Addiego’s initial equity grant pursuant to his offer letter.

Severance Policy for Executive Officers. Under our severance policy for executive officers of the Company, in the event that the chief executive officer is terminated without cause and signs a release of claims, the executive would receive 150% of the executive’s then-current salary, plus 150% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 18 months. In the event that the chief financial officer or chief operating officer is terminated without cause and signs a release of claims, the executive would receive 100% of the executive’s then-current salary, 100% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 12 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 12 months. In the event that an executive officer, other than those described in the foregoing, is terminated without cause and signs a release of claims, the executive would receive 75% of the executive’s then-current salary, 50% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years and payment of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he becomes eligible for group health coverage with another employer). We may revise or terminate this policy at any time, except that following a change in control, the policy may not be terminated or amended to adversely affect a participant for 12 months thereafter. In addition, pursuant to his offer letter, if Dr. Addiego is terminated without cause prior to the fourth anniversary of his employment date, his initial grant of 240,000 restricted stock units will become immediately fully vested, conditional on Dr. Addiego releasing us from all potential employment claims.

The following table shows amounts that would have been paid if the named executive officers had been terminated without cause on December 30, 2011:

Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($) (1)		Total Severance ($)
Clarence L. Granger	637,500	319,236	28,366	1,009,467		1,994,569
Gino Addiego	380,000	19,687	6,223	1,466,400	(2)	1,872,310
Kevin C. Eichler	315,000	120,118	18,479	557,645		1,011,242
Deborah E. Hayward	147,675	65,664	17,122	513,854		744,315
Bruce C. Wier	174,675	24,434	9,529	138,532		347,170

(1)	Amounts based on our stock price as of December 30, 2011, less the option exercise price, in the case of options.

(2)	Assumes full vesting of Dr. Addiego’s initial equity grant pursuant to his offer letter.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or was an officer or employee of the Company during 2011. None of our executive officers serves or served during 2011 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors management may recommend.

BY ORDER OF THE BOARD OF

DIRECTORS

Clarence Granger

Chairman and Chief Executive Officer

Dated: April 20, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. Election of Directors
Nominees
01 Susan H. Billat 02 John Chenault 03 Clarence L. Granger 04 David T. Ibnale 05 Leonid Mezhvinsky
The Board of Directors recommends you vote FOR proposals 2. and 3.					For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Ultra Clean Holdings, Inc. for fiscal 2012.					☐	☐	☐
3. To approve, by an advisory vote, the compensation of Ultra Clean’s named executive officers as disclosed in our proxy statement for the 2012 Annual Meeting of Stockholders.					☐	☐	☐
NOTE: Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

ULTRA CLEAN HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 17, 2012

3:00 p.m. Pacific Daylight Time

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K is/are available at www.proxyvote.com.

ULTRA CLEAN HOLDINGS, INC. 26462 Corporate Avenue Hayward, CA 94545

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday May 17, 2012.

This proxy will be voted as directed, or if no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Clarence L. Granger and Kevin C. Eichler, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side